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                                                                   Exhibit 10.16

                            MCK COMMUNICATIONS, INC.


                                January 11, 2001


Glenda Davis
Joliet, Illinois

Dear Glenda:

     On behalf of MCK Communications, Inc. (the "Company"), I am pleased to confirm our employment offer to you for the position of Chief Executive Officer and President. In that position, you will be responsible for day-to-day operations, as well as strategic direction, of the Company, reporting to the Board of Directors. In that position, you will be responsible for the strategic vision of the company and creating increasing value for the company's shareholders, customers, business partners, and employees. You will be responsible for directing growth and managing all aspects of the company. This includes the development of both short and long range business plans which address goals, objectives , strategies and operational expectations You will also be appointed to the Board as a Director. In connection with your appointment, I would assume the role of Chairman of the Board.

     Your start date will be January 15, 2001. Your starting annual base salary, to be paid bi-monthly will be $300,000. You will also be eligible for a first year annual cash bonus of up to $225,000, one-half of which would be guaranteed based upon one full year of service and the remainder of which will be payable based upon criteria to be determined with the Compensation Committee. Your maximum annual cash bonus for your second year of service would be set at $300,000 based upon criteria to be determined with the Compensation Committee. You will also receive a $75,000 signing bonus, payable upon commencement of employment as well as reimbursement of all reasonable, out-of-pocket relocation expenses. The Company would also pay for two round-trip, economy class airline tickets to Chicago, Illinois per month during your employment.

     You will also be eligible to participate in the Company's benefit programs available to employees generally from time to time, including medical, dental, group life, long- and short-term disability insurance, 401k plan, vacation and company-paid holidays. You will be entitled to 4 weeks of vacation per year. In addition to these, the Company will provide life insurance at 3 times base salary as well as Director and Officers Insurance to protect against shareholder lawsuits of $15 million.

     In addition, you would receive grants of 100,000 shares of restricted stock and 500,000 nonqualified options. The awards would vest over four years with an initial one-year cliff and monthly vesting thereafter. The company will permit you to pay the


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Glenda Davis
January 11, 2001
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exercise price for the restricted shares by use of a secured partial recourse promissory note in favor of the Company. Upon any Change in Control of the Company (as defined in our incentive plans), all unvested shares and options would accelerate in full if within one year thereafter you were terminated without cause or quit as a result of any material reduction in your salary or target bonus or your duties and reporting position constituting a de facto demotion (other than changes to reflect the integration of the Company into the acquiror's organization). The per share exercise and purchase price for the awards will be the closing price for the Company's stock as of your start date as a regular, full-time employee.

     To indicate your acceptance of this employment offer, please sign, date and return to my attention one copy of this offer letter. Please note that your written acceptance also constitutes your representation and guarantee that your employment by the Company will not conflict with, breach or otherwise violate any of the terms of any employment, non-competition, confidentiality or similar agreements that you may have with any third parties. In addition, your execution of our employee agreement regarding confidentiality, non-competition and proprietary rights is a condition to this employment offer. Finally, please note that this letter does not constitute an employment contract and you will at all times remain an employee-at-will; meaning that you retain the right to terminate your employment at any time and the Company retains a similar right. It is further understood that this "at will" employment relationship may not be changed by written or oral statement, conduct or implication unless such change is specifically acknowledged in writing (which must clearly state "employee is not an at will employee") by the Board of Directors. However, in the event that your employment is terminated by the Company for any reason other than gross misconduct (or what ever the appropriate term is that addresses), you will be entitled to six months of salary continuation as a severance, which will increase to one year following the first anniversary of your start date.

     For purposes of this letter, "Cause" shall mean: (i) dishonesty, breach of fiduciary duty or material breach of the terms of any agreements between you and the Company which is not or cannot be cured within 10 business days; (ii) commission by you of any act of embezzlement, fraud, larceny or theft on or from the Company; (iii) substantial and continuing neglect or inattention by you of duties of your employment which shall continue for 30 business days following written notification by the Board of Directors; (iv) willful misconduct or gross negligence in connection with the performance of your duties; or (v) commission by you of a felony or any acts of moral turpitude which are injurious to the Company or its business reputation.


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Glenda Davis
January 11, 2001
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     I am confident that you will make a strong leader for the Company as it continues to grow and mature and look forward to welcoming you on board and working through the transition with you. Should you have any questions, please feel free to contact me at any time.

                                        Sincerely,


                                        Woody Benson
                                        Chief Executive Officer
                                        MCK Communications, Inc.


Agreed and Accepted:

/s/ Glenda Davis                        January 11, 2001
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Glenda Davis                            Date